Exhibit (6)(f)

PROMISSORY NOTE

$2,000,000.00	Dallas, Texas
April 7, 2015 (the “Issue Date”)

FOR VALUE RECEIVED, BeautyKind, LLC, a Texas limited liability company (the “Debtor”) promises to pay to Buaite Againn, LLLP, a Wyoming limited liability limited partnership (the “Secured Party”), the principal sum of Two Million and NO/100 Dollars ($2,000,000.00), together with any and all other sums which may be owing to Secured Party by Debtor pursuant to this Promissory Note (this “Note”). This Note is being delivered by Debtor pursuant to the terms and conditions of that certain Mezzanine Loan Agreement of even date herewith by and between the Secured Party, the Debtor, We-Commerce Holdings, LLC, a Texas limited liability company (“Pledgor”), and John H. Davis (individually the “Guarantor”) (the “Loan Agreement”), dated as of the Issue Date, entered into by and between Debtor and Secured Party. This Note is the “Note” as defined in the Loan Agreement and is secured pursuant to Section 3 hereof and the Security Agreement, and Pledge and Security Agreement attached to the Loan Agreement, and Guaranty of Guarantor, attached to the Loan Agreement. One Million and NO/100 Dollars ($1,000,000.00) of the principal amount of this Note was advanced to Debtor on the Issue Date; two (2) additional advances in the amount of $500,000.00 each will be issued to Debtor from Secured Party, on an as needed basis and requested by the Debtor at any time prior to the Maturity Date (the “Advance Dates”).

1.           Interest. The outstanding principal balance hereof shall bear interest prior to the Maturity Date at a fixed rate per annum equal to ten percent (10%) in effect from day to day based on a 360-day year and the actual number of days elapsed. All payments shall be applied first to expenses, then accrued but unpaid interest and then to principal.

2.           Payment Terms. Except as otherwise provided herein, the entire outstanding principal amount of this Note and all accrued and unpaid interest thereon (if not sooner paid) will be due and payable in full on April 7, 2017 (the “Maturity Date”). Payments which are due on a day which is not a Business Day (as hereinafter defined) shall be made on the immediately following Business Day without increase in amount for such later payment. For purposes of this Note, “Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Dallas, Texas are generally closed for business. All payments under this Note shall be applied first to interest and then to principal.

3.           Security. This Note is secured by the following:

a.           a security interest and blanket lien of all of the Debtor’s assets, including inventory, pursuant to a First Priority Security Agreement in the form attached as Exhibit B to the Loan Agreement, as may be amended or modified from time to time (the “Security Agreement”);

b.           a security interest and blanket lien of all its assets, including but not limited to, personal property, cash and accounts, intellectual property, and technology, pursuant to a First Priority Pledge and Security Agreement in the form attached as Exhibit C to the Loan Agreement, as may be amended or modified from time to time (the “Pledge and Security Agreement”);

c.           a Guaranty Agreement in the form attached as Exhibit D to the Loan Agreement, as may be amended or modified from time to time, whereby Guarantor unconditionally and irrevocably guarantees to Secured Party the punctual payment of the Guaranteed Indebtedness as fully defined therein (the “Guaranty”).

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4.          Prepayment. Debtor shall have the right to prepay all or part of the principal, accrued and unpaid interest or other amounts payable hereunder, at any time and from time to time without penalty. A partial prepayment shall not otherwise change the Maturity Date herein.

5.          Events of Default. The occurrence of any one or more of the following events (whether such occurrence shall be voluntary or involuntary or occur or be effected by operation of law or otherwise) shall constitute an “Event of Default” under this Note:

a.           Debtor shall fail to pay, within five (5) Business Days of when due, any principal, interest or other amount payable under this Note; or

b.           Debtor shall file a petition or consent to a filing in bankruptcy or for reorganization, be forced into receivership, or for an arrangement pursuant to any present or future state or federal bankruptcy act or under any similar federal or state law, or shall be adjudicated a bankrupt or insolvent, or shall make a general assignment for the benefit of his creditors, or shall be unable to pay its debts generally as they become due; or if a petition or answer proposing the adjudication of Debtor as bankrupt under any present or future state or federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof; or if a receiver, trustee or liquidator of Debtor shall be appointed in any proceeding brought against Debtor and shall not be discharged within sixty (60) days of such appointment; or if Debtor shall consent to or acquiesce in such appointment; or if any property of Debtor shall be levied upon or attached in any proceeding.

c.           Debtor shall notify Secured Party in writing of the occurrence of any Event of Default under this Section 5. Upon the occurrence of an Event of Default, and in addition to any rights and remedies available to Secured Party under applicable law: (a) Secured Party shall have the right, at Secured Party’s option and without demand or notice, to declare all or any part of this Note immediately due and payable and such amounts shall then be due and payable without further demand, presentment or notice of any kind, all of which are hereby waived by Debtor, its sureties, endorsers, guarantors, and other parties now or hereafter liable for the payment of the Note; provided, however, that upon the occurrence of an Event of Default described in this Section 5 this Note shall automatically become due and payable immediately without demand of any kind; and (b) Debtor agrees to be liable for and to pay all costs and expenses of Secured Party, including reasonable attorneys’ fees, costs and expenses incurred by Secured Party in connection therewith in the collection of any of this Note or the enforcement of any of the Secured Party’s rights.

6.          Modifications. This Note cannot be amended or changed except in writing signed by Debtor and Secured Party, and no waiver of any term or condition of this Note shall be effective except by a writing duly executed by Secured Party.

7.          Binding Nature. Except as otherwise provided herein, this Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legatees, beneficiaries, personal representatives and other legal representatives, successors and assigns.

8.          Invalidity of Any Part. If any provision or part of any provision of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note and this Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

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9.          Choice of Law; Consent to Venue and Jurisdiction. This Note shall be governed, construed and interpreted in accordance with the Laws of the State of Texas, without giving effect to principles of conflicts of law or choice of law that would cause the substantive laws of any other jurisdiction to apply.

10.         WAIVER OF TRIAL BY JURY. DEBTOR AND SECURED PARTY HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY WITH REGARDS TO ANY “DISPUTE” AND ANY ACTION ON SUCH “DISPUTE”. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND LENDER, AND DEBTOR AND SECURED PARTY HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT. DEBTOR AND SECURED PARTY ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION HEREOF IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. DEBTOR FURTHER REPRESENTS AND WARRANTS THAT (A) IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR (B) IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND (3) IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. FOR PURPOSES OF THIS SECTION, “DISPUTE” MEANS ANY CONTROVERSY, CLAIM OR DISPUTE BETWEEN OR AMONG DEBTOR AND SECURED PARTY, INCLUDING ANY SUCH CONTROVERSY, CLAIM OR DISPUTE ARISING OUT OF OR RELATING TO (A) THIS AGREEMENT, (B) ANY OTHER LOAN DOCUMENT, (C) ANY RELATED AGREEMENTS OR INSTRUMENTS, OR (D) THE TRANSACTION CONTEMPLATED HEREIN OR THEREIN (INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED PERSONAL INJURY OR BUSINESS TORT).

11.         Assignment. Neither Debtor nor Secured Party may assign any of its rights or obligations under this Note without the prior written consent of the non-assigning party.

12.         Notices. Notice of dispute, breach or otherwise of a legal nature will be (a) personally delivered or (b) mailed by national traceable overnight courier or United States registered or certified mail, postage prepaid, return receipt requested. All other notices will be (i) personally delivered, (ii) mailed by national traceable overnight courier or United States registered or certified mail, postage prepaid, return receipt requested; or (iii) sent by confirmed facsimile or electronic mail.

If to Debtor:	BeautyKind, LLC
6101 W. Centinela Avenue
Culver City, CA 90230

Attention: Chief Financial Officer

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If to Secured Party:	Buaite Againn, LLLP
c/o Élevage Capital Management, LLC
7001 Preston Rd., Suite 400
Dallas, TX 75205
Attn: President

13.         No Waiver. No delay or omission on the part of Secured Party in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on a future occasion.

14.         Waiver of Presentment. Debtor hereby waives presentment for payment, protest and demand, notice of protest, demand, dishonor and nonpayment of this Note; and hereby further consents that Secured Party may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced by this Note, and such consent shall not alter nor diminish the liability of any person liable or to become liable for the indebtedness evidenced hereby or any portion of such indebtedness; and hereby further consents that no act, omission or thing, except full payment of this Note, which but for this provision could act as a release or impairment of their liability, shall in any way release, impair or effect the liability of any of them.

15.         Entire Agreement. This Note constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

Signature Page Follows

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IN WITNESS WHEREOF, Debtor has executed this Note as of April 7, 2015.

BEAUTYKIND, LLC

By:	/s/ Neil S. Waterman III
Neil S. Waterman, III, authorized representative

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